Monaker Group, Inc. 8-K

Exhibit 2.2

SHARE EXCHANGE AGREEMENT

BY AND AMONG

MONAKER GROUP, INC.,

and

THE STOCKHOLDERS HOLDING SHARES OR DEBT OF AXION VENTURES, INC. AS LISTED HEREIN

Dated as of July 21, 2020

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of July 21, 2020 (“Agreement”), is made by and among MONAKER GROUP, INC., a Nevada corporation (“Monaker”), Uniq Ventures (“Uniq Ventures”), Uniq Other Vendors (“Uniq Other”), Cern One Limited, (“Cern One”), CC Asia Pacific Ventures Ltd. (“CC Asia”), and Michael Bonner, an individual (the “Principal Stockholder” and together with Uniq Ventures, Uniq Other, Cern One and CC Asia, the “Stockholders” with each individually referred to as a “Stockholder”) and Red Anchor Trading Corporation, a British Virgin Islands corporation (“Red Anchor”), Cern One, Nithinan Boonyawattanapisut (“Boonyawattanapisut”), and John Todd Bonner (“John Bonner”, and together with Red Anchor, Cern One (in its capacity as an Axion Creditor) and Boonyawattanapisut, the “Axion Creditors” and each an “Axion Creditor”). Each of Monaker, the Stockholders and the Axion Creditors are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Stockholders collectively own thirty-three and nine tenths percent (33.9%) of the issued and outstanding shares of capital stock of Axion Ventures Inc., a British Columbia corporation whose common shares are traded on the TSX Venture exchange under the trading symbol “AXV” (“Axion”) in the proportions set forth in Section 1.1 of the Stockholders Disclosure Schedule (as hereinafter defined);

WHEREAS, the Stockholders have agreed to transfer to Monaker, and Monaker has agreed to acquire from the Stockholders all of the shares of Axion which they hold (the “Transferred Shares”), in exchange for the Monaker Shares (defined below in Article I) to be issued to the Stockholders pro rata, as set forth in Section 1.1 of the Stockholders Disclosure Schedule; and

WHEREAS, the Axion Creditors collectively hold $7,757,024 in promissory notes issued by, or other debt owed by, Axion to such Axion Creditors (the “Axion Debt”); and

WHEREAS, the Axion Creditors have agreed to transfer to Monaker, and Monaker has agreed to acquire from the Axion Creditors all of the Axion Debt, in exchange for the Monaker Creditor Shares and, additionally with regard to the Axion Debt acquired from Cern One, the Monaker Creditor Warrants (each as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

“Accredited Investor” has the meaning set forth in Rule 501(a) under the Securities Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Axion” has the meaning set forth in the recitals.

“Axion Creditors” has the meaning set forth in the preamble.

“Axion Creditor Disclosure Schedule” has the meaning set forth in the introductory paragraph.

“Axion Most Recent Fiscal Year End” means December 31, 2019.

“Axion Shares” mean the outstanding common shares of Axion.

“Agreement” has the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Certification” means a Certificate of Accredited Investor Status in the form of Exhibit A hereto.

“Charter Amendments” mean the amendment to Monaker’s Articles of Incorporation to (a) allow for a reverse stock split of the Monaker Common Stock in a rate of between 1:6 and 1:9, (or such other ratio as may be approved by the Company and the Principal Stockholder (as such term is defined in the HotPlay Share Exchange Agreement), in the discretion of the Board of Directors of Monaker; (b) affect a name change to “Nextplay Technologies, Inc.” (or such other name as Monaker and the Principal Stockholder may agree to), and (c) to affect such other amendments as Monaker and the Axion Creditors may determine necessary or warranted.

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“Clearance Date” means the date on which the Proxy Statement has cleared comments with the SEC.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Monaker, following the Closing and the HotPlay Closing.

“Competing Transaction Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than Monaker, Stockholders or Axion Creditors or any of their respective subsidiaries) with respect to any of the following (other than the Share Exchange and the other transactions contemplated hereby): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Monaker or any of Monaker’s subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the consolidated assets of Monaker or any of Monaker’s subsidiaries; (iii) any issuance, sale or other disposition of 15% or more of the total outstanding voting power of Monaker or any of Monaker’s subsidiaries; (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person (or the stockholders of any person) acquiring, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of Monaker or any of Monaker’s subsidiaries; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Share Exchange.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

“Control,” “controlled by” and “under common control with” mean, with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of stock or other securities, as executor, by contract or otherwise.

“Damages” has the meaning set forth in Section 11.2.

“Environmental Laws” has the meaning set forth in Section 4.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 4.18.

“HotPlay” means HotPlay Enterprise Limited, a corporation organized under the laws of the British Virgin Islands.

“HotPlay Closing” means the closing of the transactions contemplated by the HotPlay Share Exchange Agreement.

“HotPlay Share Exchange Agreement” means that certain Share Exchange Agreement entered into between Monaker and the stockholders of HotPlay, dated on or around the date hereof.

“HotPlay Percentage” means 67.8% of the Post-Closing Capitalization of Monaker.

“Indebtedness” means without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured; (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business; (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP; (d) any off-balance sheet financing of the Person including synthetic leases and project financing; (e) any payment obligations of the Person in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables); (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations; (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein; (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person; and (i) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligation.

“Indemnified Party” has the meaning set forth in Section 11.3.

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“Indemnifying Party” has the meaning set forth in Section 11.3.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation. Monaker and its respective Affiliates, shall be deemed to have “Knowledge” of a matter if such matter is known to Monaker’s Chief Executive Officer, William Kerby, Monaker’s Vice President of Finance and Acting Chief Financial Officer, Sirapop “Kent” Taepakdee, Monaker’s Chief Operating Officer and Chief Information Officer, Timothy Sikora, or Monaker’s Chairman, Donald P. Monaco. Stockholders and Axion Creditors and their respective Affiliates, shall be deemed to have “Knowledge” of a matter if such matter is known to an officer, director or manager of any of the Stockholders or Axion Creditors. Each of the Stockholders shall be deemed to have “Knowledge” of a matter if such Stockholder has actual knowledge of such matter.

“Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, Order, approval, consent, certificate, registration or other authorization of any Governmental Authority or regulatory body, and other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

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“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of such Person.

“Minority Stockholders” has the meaning set forth in the preamble.

“Monaker” has the meaning set forth in the preamble.

“Monaker Axion Shares” means that number of restricted shares of Monaker Common Stock as equals the Stockholders and Creditors Percentage of the Post-Closing Capitalization of Monaker, minus the aggregate Monaker Creditor Shares, minus the aggregate Monaker Creditor Warrant Shares.

“Monaker Common Stock” means the common stock, $0.00001 par value per share, of Monaker.

“Monaker Creditor Shares” means that number of restricted shares of Monaker Common Stock as equals the Axion Debt, divided by $2.00 (as adjusted for any stock splits, recapitalizations and stock dividends of Monaker completed prior to Closing).

“Monaker Creditor Warrants” means warrants to purchase that number of shares of Monaker Common Stock as equals 50% of the total Monaker Creditor Shares, with an exercise price of $2.00 per share (as adjusted for stock splits, stock dividends and recapitalizations), in the form of Exhibit C hereto, all of which shall be issued to Cern One.

“Monaker Creditor Warrant Shares” means the shares of Monaker Common Stock issuable upon exercise of the Monaker Creditor Warrants.

“Monaker Indemnified Parties” means Monaker and its Affiliates and their respective managers, directors, officers, stockholders and representatives.

“Monaker Most Recent Fiscal Year End” means February 29, 2020.

“Monaker Organizational Documents” has the meaning set forth in Section 5.6.

“Monaker Shares” means the Monaker Axion Shares and Monaker Creditor Shares.

“Money Laundering Laws” has the meaning set forth in Section 4.21.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

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“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Post-Closing Capitalization of Monaker” means the outstanding shares of Monaker Common Stock following the Closing and the HotPlay Closing, which is calculated by dividing (a) the total number of shares of Monaker Common Stock outstanding immediately prior to the Closing, by (b) 17.4% (one (1) minus the sum of (x) the Stockholders and Creditors Percentage, plus (y) the HotPlay Percentage), rounded up to the nearest whole share.

“Principal Market” means the Nasdaq Capital Market.

“Proxy Statement” means the proxy statement on Schedule 14A filed by Monaker with the SEC relating to the Stockholders’ Meeting.

“Registration Statements” has the meaning set forth in Section 5.12(b).

“Required Stockholders” means Stockholders holding more than 51% of the total Axion Shares held by the Stockholders, and Axion Creditors holding more than 51% of the Axion Debt.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 5.12(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.1.

“Stockholder” and “Stockholders” have the meanings set forth in the preamble. Any action required to be taken, or which may be taken, by the Stockholders as described herein shall only be taken with the consent of the Required Stockholders.

“Stockholders and Axion Creditors Indemnified Parties” means Stockholders and Axion Creditors and their Affiliates and their respective managers, directors, officers, stockholders and representatives.

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“Stockholders and Creditors Percentage” means 14.8% of the Post-Closing Capitalization of Monaker.

“Stockholders Disclosure Schedule” has the meaning set forth in Article III.

“Stockholders’ Meeting” has the meaning given to such term in Section 7.5(a).

“Stock Registration Form” means a form of Stock Registration Form in the form of Exhibit B hereto.

“Subsidiary” or “subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (a) being a member of an affiliated, consolidated, combined, unitary or similar group for any period; (b) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person; (c) being liable for another Person’s taxes as a transferee or successor otherwise for any period; or (d) operation of Law.

“Termination Date” means October 30, 2020.

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement, including, but not limited to the exhibits hereto.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

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ARTICLE II.
SHARE EXCHANGE; CLOSING

Section 2.1     Share Exchange. At the Closing, (a) the Stockholders shall sell, transfer, convey, assign and deliver the Transferred Shares, representing all of the issued and outstanding shares of Axion held by such Stockholders, to Monaker and in consideration therefor, Monaker shall issue the Monaker Axion Shares to the Stockholders, pro rata, as set forth in Schedule 1.1 hereof and (b) the Axion Creditors shall exchange the rights to, and ownership of, the Axion Debt to Monaker for the Monaker Creditor Shares with Cern One exchanging the rights to and ownership of Cern One’s Axion Debt for Cern One’s proportional amount of Monaker Creditor Shares and one hundred percent (100%) of the Monaker Creditor Warrants (together (a) and (b), the “Share Exchange”).

Section 2.2     Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the legal counsel of Monaker or HotPlay, as may be mutually agreed by Monaker and the Principal Stockholder prior to Closing, contemporaneously with the execution of this Agreement. The date and time of the Closing is referred to herein as the “Closing Date.”

Section 2.3     Closing Deliveries by Monaker. At the Closing, Monaker shall deliver, or cause to be delivered, (a) certificates evidencing the Monaker Shares to the Stockholders and Axion Creditors, as applicable, in the denominations set forth in Schedule 1.1 and shall provide Cern One copies of the agreements evidencing the Monaker Creditor Warrants; and (b) the various other documents required to be delivered at Closing pursuant to Section 9.2 hereof.

Section 2.4     Closing Deliveries by the Stockholders and Axion Creditors. At the Closing, (a) the Stockholders shall deliver, or cause to be delivered, certificate(s) representing the Transferred Shares, accompanied by an executed stock power signed by each Stockholder; (b) the Axion Creditors shall provide Monaker assignments and other documents reasonably requested by Monaker to memorialize the transfer of the Axion Debt to Monaker; and (c) the Stockholders and Axion Creditors, as applicable, shall deliver, or cause to be delivered, to Monaker the various other documents required to be delivered at Closing pursuant to Section 9.3 hereof. Monaker agrees that transfers among the Stockholders or Axion Creditors of Axion Debt or Transferred Shares shall not require approval by Monaker.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Stockholders, severally and not jointly, hereby represent and warrant to Monaker, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by the Stockholders to Monaker contemporaneously with the execution of this Agreement, or thereafter pursuant to Section 7.8 (collectively, the “Stockholders Disclosure Schedule”), that the statements contained in this Article III with respect to the Stockholder making the statement, are true, correct and complete as of the date of this Agreement and as of the Closing Date.

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Section 3.1          Authority. The Stockholder has all requisite authority and power to enter into and deliver this Agreement and any of the other Transaction Documents to which such Stockholder is a party, and any other certificate, agreement, document or instrument to be executed and delivered by the Stockholder in connection with the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents to which the Stockholder is a party will be, duly and validly authorized and approved, executed and delivered by the Stockholder.

Section 3.2          Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Stockholder, this Agreement and each of the Transaction Documents to which the Stockholder is a party are duly authorized, executed and delivered by the Stockholder, and constitute the legal, valid and binding obligations of the Stockholders, enforceable against the Stockholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.3          No Conflicts. Neither the execution nor delivery by the Stockholder of this Agreement or any Transaction Document to which the Stockholder is a party, nor the consummation or performance by the Stockholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Stockholder is a party or by which the properties or assets of the Stockholder are bound; or (b) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of such Stockholder under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Stockholder under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which the Stockholder is a party or any of the Stockholders’ assets and properties are bound or affected, except, in the case of any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on the Stockholders, Monaker or the Share Exchange.

Section 3.4         Ownership of Transferred Shares. The Stockholder is the sole record and beneficial owner, of, and owns, of record and beneficially, and has good, valid and indefeasible title to such Stockholder’s Transferred Shares and has the right to transfer to Monaker pursuant to this Agreement, the Transferred Shares held by such Stockholder, free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which the Stockholder is a party or by which the Stockholder or the Transferred Shares held by such Stockholder are bound with respect to the issuance, sale, transfer, voting or registration of such Transferred Shares. Stockholder has sole managerial and dispositive authority with respect to the Transferred Shares held by such Stockholder and Stockholder has not granted any person a proxy or option to buy such Transferred Shares that has not expired or been validly withdrawn. At the Closing Date, Monaker will acquire good, valid and marketable title to the Transferred Shares held by such Stockholder free and clear of any and all Liens. Schedule 1.1 sets forth an accurate description of the Axion Shares held by each Stockholder.

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Section 3.5         Certain Proceedings. Except as set forth in Section 3.5 of the Stockholders Disclosure Schedule, there is no Action pending against, or to the Knowledge of the Stockholder, threatened against or affecting, the Stockholder by any Governmental Authority or other Person with respect to the Stockholder that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.6          Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Stockholders for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of the Stockholders. The Stockholders shall be solely responsible for payment of any such undisclosed obligation and the Stockholders, jointly and severally, will indemnify and hold Monaker harmless from and against any liability or expense arising out of, or in connection with payment of such undisclosed obligation, to the extent such obligation arises due to the actions of the Stockholders.

Section 3.7          Investment Representations.

(a)          The Stockholder is acquiring its Monaker Shares hereunder for investment for his own account and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing his Monaker Shares, except in compliance with applicable securities Laws.

(b)         The Stockholder understands that the Monaker Shares issued hereunder are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, the Monaker Shares would be acquired in a transaction not involving a public offering. The issuance of the Monaker Shares hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder. The Stockholder further acknowledges that upon issuance, the Monaker Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Stockholder represents that he, she or it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby, and specifically those in subparagraph (i) thereof, and otherwise by the Securities Act.

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(c)         The Stockholder understands and agrees that the Monaker Shares issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the U.S.

(d)        The Stockholder understands that the Monaker Shares are being offered and issued to the Stockholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Stockholder set forth in this Agreement, in order that Monaker may determine the applicability and availability of the exemptions from registration of the Monaker Shares on which Monaker is relying.

(e)         The Stockholder further represents and warrants to Monaker that (i) he, she or it, qualifies as an Accredited Investor, and has executed a Certification in connection with his, her or its entry into this Agreement; (ii) he, she or it consents to the placement of a legend on any certificate or other document evidencing the Monaker Shares substantially in the form set forth in Section 3.8(a); (iii) he, she or it has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect his, her, or its interests in connection with the transactions contemplated by this Agreement; (iv) he, she or it has consulted, to the extent that he, she or it has deemed necessary, with his, her or its tax, legal, accounting and financial advisors concerning his, her or its investment in the Monaker Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing his, her or its entire investment in the Monaker Shares; (v) he, she or it has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding Monaker that he has requested and all such public information is sufficient for him, her or it to evaluate the risks of investing in the Monaker Shares; (vi) he, she or it has been afforded the opportunity to ask questions of and receive answers concerning Monaker and the terms and conditions of the issuance of the Monaker Shares; (vii) he, she or it is not relying on any representations and warranties concerning Monaker made by Monaker or any officer, employee or agent of Monaker, other than those contained in this Agreement or the SEC Reports; (viii) he, she or it will not sell or otherwise transfer the Monaker Shares, unless either (A) the transfer of the Monaker Shares is registered under the Securities Act or (B) an exemption from such registration is available; (ix) he, she or it understands and acknowledges that Monaker is under no obligation to register the Monaker Shares for sale under the Securities Act; (x) he, she or it represents that the address furnished to Monaker is his, her or its principal residence; (xi) he, she or it understands and acknowledges that the Monaker Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Monaker that has been supplied to him, her or it and that any representation to the contrary is a criminal offense; and (xii) he, she or it acknowledges that the representations, warranties and agreements made by him, her or it herein shall survive the execution and delivery of this Agreement and the issuance of the Monaker Shares.

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(f)          The Stockholder is aware of, has received and had an opportunity to review (i) Monaker’s Annual Report on Form 10-K for the year ended February 29, 2020; and (ii) Monaker’s current reports on Form 8-K, proxy statements, Form 10-Qs and amended Form 10-K (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “Monaker Group” in the “Company name” field, and clicking the “Search” button), from April 1, 2020, to the date of such Stockholder’s entry into this Agreement, in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by him, her or it of Monaker. Stockholder acknowledges that due to his, her or its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act.

(g)         Stockholder has not become aware of and has not been offered the Monaker Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Stockholder’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

(h)         All information and disclosures set forth in the Stockholder’s Certification and Stock Registration Form will be correct and accurate as of the Closing.

 Section 3.8        Stock Legends. The Stockholder hereby agrees and acknowledges as follows:

(a)          The certificates evidencing the Monaker Shares and each certificate issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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(b)          The certificates representing the Monaker Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law, or Contract.

Section 3.9         Insider Trading. Each Stockholder certifies and confirms that he, she, or it has not personally, nor through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly-traded shares of Monaker. Each Stockholder further certifies and confirms that he, she, or it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding Monaker or the transactions contemplated herein, and is not a party to any insider trading in Monaker’s securities. Each Stockholder further certifies and confirms that he, she, or it has not “tipped” any related parties nor third parties regarding the transactions contemplated herein, and/or advised any parties to purchase, sell or otherwise trade shares of Monaker’s securities.

Section 3.10       [RESERVED].

Section 3.11       Ownership of Axion. The Stockholders in aggregate, own of record such number of shares of the issued and outstanding Capital Stock of Axion as is set forth on Schedule 1.1 and shall own the same number of shares of Axion’s outstanding Capital Stock at Closing (unless otherwise agreed by Monaker in writing). Monaker agrees that transfers among the Stockholders shall not require approval by Monaker.

Section 3.12       Proxy Statement Information. None of the information supplied or to be supplied by the Stockholders to Monaker for inclusion in the Proxy Statement or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.13       No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to Monaker by the Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Section 3.14       Proxy Statement Financial Statements. Using commercially reasonable efforts, Stockholders and their officers and employees shall assist Monaker and its accountants and auditors in preparing audited and unaudited financial statements as required by Regulation S-X and as required and requested from time to time by the SEC and the SEC’s rules and requirements for inclusion in the Proxy Statement in connection with the transactions contemplated herein, and any and all other filings with the SEC that such financial statements are required to be included in, and shall further supply Monaker all information, reports, documentation and financial information reasonably requested in connection therewith. The costs of all audits and the preparation of all financial information required pursuant to this Section 4.28 shall be paid by Stockholders.

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Section 3.15       Ownership of Axion shares by Stockholders. Set forth in Schedule 1.1 is a summary of each Stockholder’s ownership of Axion. Each Stockholder owns of record, and beneficially, an aggregate of such number of shares of capital stock of the outstanding Capital Stock of Axion as set forth on Schedule 1.1, and shall own the same number of shares of Axion’s outstanding Capital Stock at Closing (unless otherwise agreed by Monaker in writing), which shall be in all cases, free and clear of any and all Liens. Monaker agrees that transfers among the Stockholders shall not require approval by Monaker. There are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Stockholder is a party or by which Stockholder or such Stockholder’s Axion Shares are bound. Stockholder has sole managerial and dispositive authority with respect to Stockholder’s Axion Shares and has not granted any person a proxy or option to buy Stockholder’s Axion Shares that has not expired or been validly withdrawn.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF AXION CREDITORS

Each Axion Creditor represents and warrants to Monaker, separately and not jointly, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by the Axion Creditors to Monaker contemporaneously with the execution of this Agreement, or thereafter pursuant to Section 7.8 (collectively, the “Axion Creditor Disclosure Schedule”), that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and as of the Closing Date.

Section 4.1         Axion Debt Confirmations.

(a)         The Axion Debt, a description of the documents representing such Axion Debt, and the dates such Axion Debt was incurred, the due date, and the terms thereof, are set forth on Section 4.1 of the Axion Creditors Disclosure Schedule. The Axion Creditors have also delivered to Monaker copies of all documents evidencing the Axion Debt prior to the date of this Agreement (the “Axion Debt Documents”).

(b)         The Axion Debt is a bona fide outstanding debt owed by Axion, and is an enforceable obligation. The Axion Debt is currently due and owing and is payable in full and/or pursuant to the terms of the Axion Debt Documents.

(c)         The Axion Debt is not reasonably subject to dispute and Axion is unconditionally obligated to pay the full Axion Debt without defense, counterclaim or offset.

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(d)         Axion Creditor is the sole owner of the Axion Debt, free and clear of all liens, encumbrances and rights of third parties. No Axion Creditor has previously sold, transferred, encumbered or released any part of the Axion Debt.

(e)         There has been no modification, compromise, forbearance, or waiver (written or oral) entered into or given with respect to the Axion Debt. There is no action based on the Axion Debt that is currently pending in any court or other legal venue, and no judgments based upon the Axion Debt have been previously entered in any legal proceeding.

(f)          Axion Creditor has all necessary power and authority to (i) execute, deliver and perform all of its obligations under this Agreement, and (ii) sell, convey, transfer and assign the Axion Debt to Monaker.

(g)         Axion Creditor will not, directly or indirectly, receive any consideration from or be compensated in any manner by Axion, or any affiliate of Axion, in exchange for or in consideration for selling the Axion Debt.

(h)         Prior to the earlier of the termination of this Agreement and the Closing Date, the Axion Creditor shall not, and shall not consent to, any settlement, modification, amendment, or change in the Axion Debt or Axion Debt Documents, without the prior written consent of Monaker.

 Section 4.2        Authority. Axion Creditor has all requisite authority and power (corporate and other), Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which Axion Creditor is a party and any other certificate, agreement, document or instrument to be executed and delivered by Axion Creditor in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Axion Creditor and the performance by Axion Creditor of its obligations hereunder and thereunder and the consummation by Axion Creditor of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Axion Creditor. Axion Creditor does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and each of the Transaction Documents to which Axion Creditor is a party will be, duly and validly authorized and approved, executed and delivered by Axion Creditor.

Section 4.3         Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than Axion Creditor, this Agreement and each of the Transaction Documents to which Axion Creditor is a party are duly authorized, executed and delivered by Axion Creditor and constitutes the legal, valid and binding obligations of Axion Creditor enforceable against Axion Creditor in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

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Section 4.4         No Conflicts. Except as set forth in Section 4.4 of the Axion Creditors Disclosure Schedule, neither the execution nor the delivery by Axion Creditor of this Agreement or any Transaction Document to which Axion Creditor is a party, nor the consummation or performance by Axion Creditor of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Axion Creditor’s organizational documents, if applicable; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to Axion Creditor, or by which Axion Creditor or any of its respective assets and properties are bound or affected; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of Axion Creditor under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of Axion Creditor under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which Axion Creditor is a party or by which Axion Creditor or any of its respective assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Axion Creditor or that otherwise relate to the business of, or any of the properties or assets owned or used by, Axion Creditor, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on Axion Creditor.

Section 4.5         Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Axion Creditor for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of Axion Creditor. Axion Creditors shall be solely responsible for payment of any undisclosed obligation and Axion Creditors, jointly and severally, will indemnify and hold Monaker harmless from and against any liability or expense arising out of, or in connection with payment of such undisclosed obligation, to the extent such obligation arises due to the actions of the Axion Creditors.

Section 4.6         Disclosure. No representation or warranty of Axion Creditor contained in this Agreement and no statement or disclosure made by or on behalf of Axion Creditor to Monaker pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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Section 4.7         Proxy Statement Information. None of the information supplied or to be supplied by Axion Creditor to Monaker for inclusion in the Proxy Statement or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.8         No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to Monaker by Axion Creditors pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Section 4.9          Investment Representations. Each Axion Creditor represents as of the date hereof and as of Closing that:

(i)          The Axion Creditor is acquiring its Monaker Shares, and Cern One is also acquiring the Monaker Creditor Warrants and upon exercise of such Monaker Creditor Warrants, will acquire the Monaker Creditor Warrant Shares (collectively the “Monaker Creditor Securities”) hereunder for investment for his/its own account and not with a view to the resale or distribution of any part thereof, and the Axion Creditor has no present intention of selling or otherwise distributing his/its Monaker Creditor Securities, except in compliance with applicable securities Laws.

(j)          The Axion Creditor understands that the Monaker Creditor Securities issued hereunder are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Axion Creditor pursuant hereto, the Monaker Creditor Securities would be acquired in a transaction not involving a public offering. The issuance of the Monaker Creditor Securities hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder. The Axion Creditor further acknowledges that upon issuance, the Monaker Creditor Securities may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Axion Creditor represents that he, she or it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby, and specifically those in subparagraph (i) thereof, and otherwise by the Securities Act.

(k)         The Axion Creditor understands and agrees that the Monaker Creditor Securities issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the U.S.

(l)         The Axion Creditor understands that the Monaker Creditor Securities are being offered and issued to the Axion Creditor in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Axion Creditor set forth in this Agreement, in order that Monaker may determine the applicability and availability of the exemptions from registration of the Monaker Creditor Securities on which Monaker is relying.

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(m)         The Axion Creditor further represents and warrants to Monaker that (i) he, she or it, qualifies as an Accredited Investor, and has executed a Certification in connection with his, her or its entry into this Agreement; (ii) he, she or it consents to the placement of a legend on any certificate or other document evidencing the Monaker Creditor Securities substantially in the form set forth in Section 4.10(a); (iii) he, she or it has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect his, her, or its interests in connection with the transactions contemplated by this Agreement; (iv) he, she or it has consulted, to the extent that he, she or it has deemed necessary, with his, her or its tax, legal, accounting and financial advisors concerning his, her or its investment in the Monaker Creditor Securities and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing his, her or its entire investment in the Monaker Creditor Securities; (v) he, she or it has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding Monaker that he, she or it has requested and all such public information is sufficient for him, her or it to evaluate the risks of investing in the Monaker Creditor Securities; (vi) he, she or it has been afforded the opportunity to ask questions of and receive answers concerning Monaker and the terms and conditions of the issuance of the Monaker Creditor Securities; (vii) he, she or it is not relying on any representations and warranties concerning Monaker made by Monaker or any officer, employee or agent of Monaker, other than those contained in this Agreement or the SEC Reports; (viii) he, she or it will not sell or otherwise transfer the Monaker Creditor Securities, unless either (A) the transfer of the Monaker Creditor Securities is registered under the Securities Act or (B) an exemption from such registration is available; (ix) he, she or it understands and acknowledges that Monaker is under no obligation to register the Monaker Creditor Securities for sale under the Securities Act; (x) he, she or it represents that the address furnished to Monaker is his, her or its principal residence; (xi) he, she or it understands and acknowledges that the Monaker Creditor Securities have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Monaker that has been supplied to him, her or it and that any representation to the contrary is a criminal offense; and (xii) he, she or it acknowledges that the representations, warranties and agreements made by him, her or it herein shall survive the execution and delivery of this Agreement and the issuance of the Monaker Creditor Securities.

(n)         The Axion Creditor is aware of, has received and had an opportunity to review (i) Monaker’s Annual Report on Form 10-K for the year ended February 29, 2020; and (ii) Monaker’s current reports on Form 8-K, proxy statements, Form 10-Qs and amended Form 10-K (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “Monaker Group” in the “Company name” field, and clicking the “Search” button), from April 1, 2020, to the date of such Axion Creditor’s entry into this Agreement, in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by him, her or it of Monaker. Axion Creditor acknowledges that due to his, her or its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act.

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(o)         Axion Creditor has not become aware of and has not been offered the Monaker Creditor Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Axion Creditor’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

(p)         All information and disclosures set forth in the Axion Creditor’s Certification and Stock Registration Form will be correct and accurate as of the Closing.

 Section 4.10      Stock Legends. The Axion Creditor hereby agrees and acknowledges as follows:

(a)         The certificates evidencing the Monaker Creditor Securities and each certificate issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)         The certificates representing the Monaker Creditor Securities, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law, or Contract.

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Section 4.11       Insider Trading. Each Axion Creditor certifies and confirms that he, she, or it has not personally, nor through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly-traded shares of Monaker. Each Axion Creditor further certifies and confirms that he, she, or it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding Monaker or the transactions contemplated herein, and is not a party to any insider trading in Monaker’s securities. Each Axion Creditor further certifies and confirms that he, she, or it has not “tipped” any related parties nor third parties regarding the transactions contemplated herein, and/or advised any parties to purchase, sell or otherwise trade shares of Monaker’s securities.

Section 4.12       [RESERVED].

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF MONAKER

Monaker hereby represents and warrants to each of the Axion Creditors and the Stockholders, subject to the exceptions and qualifications specifically set forth or disclosed in the SEC Reports and/or subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by Monaker to Axion Creditors and the Stockholders contemporaneously with the execution of this Agreement (the “Monaker Disclosure Schedule”), that the statements contained in this Article V are correct and complete as of the date of this Agreement and as of the Closing Date. All references below to Monaker’s ‘subsidiaries’ shall only refer to Monaker’s subsidiaries and not any minority owned subsidiaries. Each reference to Monaker below shall include where applicable and warranted, a reference to Monaker’s subsidiaries.

Section 5.1         Organization and Qualification. Monaker is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Monaker. The Monaker Common Stock is presently quoted on the Principal Market and Monaker has not received any notice from the SEC that it has or will commence, institute or bring a proceeding pursuant to Section 12(j) of the Exchange Act.

Section 5.2         Authority. Monaker has all requisite authority and power, Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which Monaker is a party and any other certificate, agreement, document or instrument to be executed and delivered by Monaker in connection with the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Monaker and the performance by Monaker of its respective obligations hereunder and thereunder and the consummation by Monaker of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Monaker. Monaker is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and each of the Transaction Documents to which Monaker is a party will be, duly and validly authorized and approved, executed and delivered by Monaker.

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Section 5.3         Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than Monaker, this Agreement and each of the Transaction Documents to which Monaker is a party are duly authorized, executed and delivered by Monaker and constitutes the legal, valid and binding obligations of Monaker enforceable against Monaker in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 5.4         No Conflicts. Neither the execution nor the delivery by Monaker of this Agreement or any Transaction Document to which Monaker is a party, nor the consummation or performance by Monaker of the transactions contemplated hereby or thereby (except as discussed below) will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of Monaker Organizational Documents; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to Monaker, or by which Monaker or any of its respective assets and properties are bound or affected; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of Monaker under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of Monaker under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which Monaker is a party or by which Monaker or any of its respective assets and properties are bound or affected (except as relating to notes, bonds, mortgages, indentures, Contracts and other instruments requiring approval of counterparties which have not been obtained as of the date of this Agreement, as set forth in Section 5.4 of the Monaker Disclosure Schedule, but which will be obtained prior to Closing); or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by Monaker or that otherwise relate to the business of, or any of the properties or assets owned or used by, Monaker, except, in the case of clauses (b), (c) or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on Monaker.

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Section 5.5         Subsidiaries. Except as set forth in Section 5.5 of the Monaker Disclosure Schedule, Monaker does not own, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, limited or general partnership, joint venture or other entity or enterprise. Except as set forth in Section 5.5 of the Monaker Disclosure Schedule, there are no Contracts or other obligations (contingent or otherwise) of Monaker to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.6         Organizational Documents. Monaker has delivered or made available to Stockholders and Axion Creditors a true and correct copy of the Articles of Incorporation and Bylaws of Monaker and any other organizational documents of Monaker, each as amended, and each such instrument is in full force and effect (the “Monaker Organizational Documents”). Monaker is not in violation of any of the provisions of its Monaker Organizational Documents. The minute books (containing the records or meetings of the stockholders, the board of directors and any committees of the board of directors), as provided or made available to Stockholders and Axion Creditors, are correct and complete.

Section 5.7         Capitalization.

(a)                The authorized and outstanding capital stock or other voting securities of Monaker (the “Monaker Capital Stock”) and each of its subsidiaries and Affiliates is set forth in Section 5.7 of the Monaker Disclosure Schedule. Except as set forth in Section 5.7 of the Monaker Disclosure Schedule, no shares of capital stock or other voting securities of Monaker and each of its majority subsidiaries or Affiliates are issued, reserved for issuance or outstanding. Monaker owns of record and beneficially all of the capital stock or other voting securities of each of its subsidiaries and Affiliates. All the outstanding Monaker Common Stock shares and all the outstanding capital stock of each of its subsidiaries and Affiliates are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the applicable jurisdiction of formation, the Monaker Organizational Documents or any Contract to which Monaker is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of Monaker or any of its subsidiaries or Affiliates having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Monaker Common Stock or other voting securities may vote. Except as set forth in the SEC Filings, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Monaker is a party or by which it is bound (x) obligating Monaker or its subsidiaries and Affiliates, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Monaker or its subsidiaries or Affiliates; (y) obligating Monaker or its subsidiaries or Affiliates to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock or other equity interests of Monaker and each of its subsidiaries and Affiliates. There are no outstanding Contracts or obligations of Monaker to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Monaker or any of its subsidiaries and Affiliates. There are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of Monaker and each of its subsidiaries and Affiliates, which has not previously been satisfied or waived.

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(b)               The issuance of the Monaker Shares to the Stockholders has been duly authorized and, upon delivery to the Stockholders of certificates therefor, at Closing, in accordance with the terms of this Agreement, the Monaker Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Stockholders and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.8         Compliance with Laws. The business and operations of Monaker have been and are being conducted in accordance with all applicable Laws and Orders. Except as set forth in Section 5.8 of the Monaker Disclosure Schedule, Monaker is not in conflict with, or in default or violation of and, to the Knowledge of Monaker, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which Monaker is a party or by which Monaker, any of its subsidiaries or Affiliates or any of their respective assets and properties are bound or affected. There is no agreement, judgment or Order binding upon Monaker or any of its subsidiaries or Affiliates which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of Monaker or the conduct of business by Monaker as currently conducted. Monaker has filed all forms, reports and documents required to be filed with any Governmental Authority and Monaker has made available such forms, reports and documents to Stockholders and Axion Creditors. As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.9         Certain Proceedings. Except as set forth in Section 5.9 of the Monaker Disclosure Schedule, there is no Action pending against, or to the Knowledge of Monaker, threatened against or affecting, Monaker by any Governmental Authority or other Person with respect to Monaker or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. Except as set forth in Section 5.9 of the Monaker Disclosure Schedule, Monaker has not been a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate). Monaker is not in violation of and, to the Knowledge of Monaker, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, rule, regulation, judgment or Order. Except as set forth in Section 5.9 of the Monaker Disclosure Schedule, neither Monaker nor any past or present director or officer (in his or her capacity as such) or affiliate, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty in the past ten (10) years. Neither Monaker nor any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither Monaker nor any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

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Section 5.10       No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Monaker for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of Monaker. Subject to the final sentence of this section, the Stockholders and Axion Creditors shall be solely responsible for payment of any undisclosed obligation and the Stockholders and Axion Creditors, jointly and severally, will indemnify and hold Monaker harmless from and against any liability or expense arising out of, or in connection with payment of such undisclosed obligation. Monaker will indemnify and hold Stockholders and Axion Creditors harmless, from and against any liability or expense arising out of, or in connection with, any such claim other than arising out of, or in connection with any undisclosed obligation, to the extent such obligation arises due to the actions of Monaker.

Section 5.11       Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Monaker. Monaker is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of Monaker.

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Section 5.12       SEC Reports.

(a)         Monaker has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act (the “SEC Reports”).

(b)         As of their respective dates, the SEC Reports and any registration statements filed by Monaker under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material Contracts to which Monaker is a party or to which the property or assets of Monaker are subject have been filed as exhibits to the SEC Reports and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of Monaker included in the SEC Reports and the Registration Statements comply in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of Monaker as of the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Reports and Registration Statements regarding Monaker’s business is current and complete and accurately reflects operations of Monaker as it exists as of the date hereof. There is no order issued by the SEC suspending the effectiveness of any outstanding Registration Statement and there are no proceedings for that purpose that have been initiated or threatened by the SEC.

Section 5.13       Internal Accounting Controls. Monaker maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Monaker has established disclosure controls and procedures for Monaker and designed such disclosure controls and procedures to ensure that material information relating to Monaker is made known to the officers by others within Monaker. Monaker’s officers have evaluated the effectiveness of Monaker’s controls and procedures. Since Monaker’s Most Recent Fiscal Year End, there have been no significant changes in Monaker’s internal controls or, to the Knowledge of Monaker, in other factors that could significantly affect Monaker’s internal controls.

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Section 5.14       Listing and Maintenance Requirements. Monaker is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing or quotation of the Monaker Common Stock on the Principal Market or any other trading market on which the Monaker Common Stock is currently listed or quoted. The issuance and sale of the Monaker Shares under this Agreement, assuming the approval of Monaker’s stockholders for the issuance of such Monaker Shares at the Stockholders’ Meeting is received, will not contravene the rules and regulations of the trading market on which the Monaker Common Stock is currently listed or quoted.

Section 5.15       DTC Eligibility. The Monaker Shares are eligible for clearance and settlement through The Depository Trust Company (“DTC”). Monaker’s transfer agent is a participant in the DTC Fast Automated Securities Transfer (“FAST”) program and the Monaker Common Stock is eligible as a DTC FAST issue. There is no DTC “chill” or equivalent on the Monaker Common Stock.

Section 5.16       Application of Takeover Protections. Monaker has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Monaker Organizational Documents or the Laws of its state of incorporation that is or could become applicable to the transactions contemplated hereby.

Section 5.17       Tax Matters.

(a)         Tax Returns. Monaker and its subsidiaries have filed all Tax Returns required to be filed (if any) by or on behalf of Monaker and such subsidiary and have paid all Taxes of such entity required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Monaker or any of its subsidiaries that Monaker or such subsidiary is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on Monaker’s or any of its subsidiaries’ property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to Monaker or any of its subsidiaries for any period (or portion of a period) that would affect any period after the date hereof.

(b)         No Adjustments, Changes. Neither Monaker nor any other Person on behalf of Monaker (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

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(c)         No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Monaker or any of its subsidiaries, nor is any such claim or dispute pending or contemplated. Monaker has delivered to the Stockholders and Axion Creditors true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by Monaker or any of its subsidiaries, if any, for the past three years, and any and all correspondence with respect to the foregoing.

(d)         Not a U.S. Real Property Holding Corporation. Neither Monaker nor any of its subsidiaries is and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)         No Tax Allocation, Sharing. Neither Monaker nor any its subsidiaries are party to, and have not been a party to, any Tax allocation or sharing agreement.

(f)          No Other Arrangements. Neither Monaker nor any its subsidiaries are a party to any Contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. Neither Monaker nor any its subsidiaries are a “consenting corporation” within the meaning of Section 341(f) of the Code. Neither Monaker nor any of its subsidiaries have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. Neither Monaker nor any its subsidiaries have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, neither Monaker nor any its subsidiaries has engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. Neither Monaker nor any of its subsidiaries is a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.18       Labor Matters.

(a)         There are no collective bargaining or other labor union agreements to which Monaker is a party or by which it is bound. No material labor dispute exists or, to the Knowledge of Monaker, is imminent with respect to any of the employees of Monaker.

(b)        Monaker is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. Monaker is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

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(c)         No director, officer or employee of Monaker is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a director, officer or employee of Monaker; or (ii) the ability of Monaker to conduct its business. Except as set forth in Section 5.18 of the Monaker Disclosure Schedule, each employee of Monaker is employed on an at-will basis and Monaker does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

Section 5.19       Employee Benefits.

(a)         Except as set forth in Section 5.19 of the Monaker Disclosure Schedule, and/or as set forth in the SEC Filings, Monaker does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Monaker. Except as set forth in Section 5.19 of the Monaker Disclosure Schedule, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Monaker and any current or former employee, officer or director of Monaker, nor does Monaker have any general severance plan or policy.

(b)        Except as set forth in the SEC Filings, Monaker does not, and for the past five (5) years has not, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Monaker.

(c)         Except as set forth in Section 5.19 of the Monaker Disclosure Schedule, neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of Monaker, will result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Monaker; (ii) any increase in the amount of compensation or benefits payable to any such individual; or (iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual. Except as set forth in Section 5.19 of the Monaker Disclosure Schedule, no arrangement or other Contract of Monaker provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Monaker.

Section 5.20       Title to Assets. Monaker has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Monaker has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Monaker to conduct business as currently conducted.

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Section 5.21       Intellectual Property. The SEC Reports describe all Intellectual Property used by Monaker in its business as presently conducted, which constitutes all of its Intellectual Property needed by Monaker to operate its business as presently conducted. Monaker is the sole and exclusive owner of or has a license or other right to use the Intellectual Property, free and clear of any Liens and, to the Knowledge of Monaker, any infringing or diluting uses thereof by third parties. Monaker has neither abandoned nor granted any license, permit or other consent or authorization to any third party to use any of its Intellectual Property. None of its Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction or agreement restricting the scope or use thereof. To the Knowledge of Monaker, none of its Intellectual Property infringes on any trademarks, Internet domain names, copyrights or any other intellectual property rights of any kind of any third party.

Section 5.22       Environmental Laws. Monaker (a) is in compliance with all Environmental Laws; (b) has received all Licenses or other approvals required under applicable Environmental Laws to conduct its business: and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Monaker.

Section 5.23       Transactions with Affiliates and Employees. Except as disclosed in the SEC Reports, or Section 5.23 of the Monaker Disclosure Schedule, no officer, director, employee or stockholder of Monaker or any Affiliate of any such Person, has or has had, either directly or indirectly, a material interest in any transaction with Monaker (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of Monaker, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

Section 5.24        Liabilities. Monaker has no Liability (and there is no Action pending, or to the Knowledge of Monaker, threatened against Monaker that would reasonably be expected to give rise to any Liability), except as set forth in the SEC Filings. Monaker is not a guarantor nor is it otherwise liable for any Liability or obligation (including Indebtedness) of any other Person. There are no financial or contractual obligations (including any obligations to issue capital stock or other securities) executory after the Closing Date. Monaker shall not have more than $4.2 million of Liabilities at Closing, which amount shall not include funds advanced/loaned to Monaker under the HotPlay Share Exchange Agreement prior to Closing.

Section 5.25       Investment Company. Monaker is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Section 5.26       Money Laundering Laws. The operations of Monaker are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Proceeding involving Monaker with respect to the Money Laundering Laws is pending or, to the knowledge of Monaker, threatened.

Section 5.27       Foreign Corrupt Practices. Neither Monaker, nor, to the Knowledge of Monaker, any director, officer, agent, employee or other Person acting on behalf of Monaker has, in the course of its actions for, or on behalf of, Monaker (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 5.28       Absence of Certain Changes or Events. Except as set forth in the SEC Reports, from the Monaker Most Recent Fiscal Year End (a) Monaker has conducted its business only in Ordinary Course of Business; (b) there has not been any change in the assets, Liabilities, financial condition or operating results of Monaker, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on Monaker; and (c) Monaker has not completed or undertaken any of the actions set forth in Section 6.2. Monaker has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Monaker have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

Section 5.29       Undisclosed Events. No event, Liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Monaker, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Monaker under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Monaker of its common stock and which has not been publicly announced or will not be publicly announced in a Current Report on Form 8-K filed by Monaker filed within four (4) Business Days after the Closing.

Section 5.30       Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Monaker, (a) Monaker and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Monaker reasonably has determined to be prudent and consistent with industry practice, and Monaker and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Monaker and its subsidiaries, Monaker or its relevant subsidiary is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Monaker or its subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Monaker nor its subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

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Section 5.31       Disclosure. All documents and other papers delivered or made available by or on behalf of Monaker in connection with this Agreement are true, complete, correct and authentic in all material respects. No representation or warranty of Monaker contained in this Agreement and no statement or disclosure made by or on behalf of Monaker to Stockholders or Axion Creditors pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI.
CONDUCT PRIOR TO CLOSING

Section 6.1         Conduct of Business. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Monaker shall (a) carry on its businesses diligently and in the usual, regular and Ordinary Course of Business, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, except as set forth in Section 6.2 of the Monaker Disclosure Schedule; (b) pay or perform its material obligations when due; (c) use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings; and (d) keep its business and properties substantially intact, including their present operations, physical facilities and working conditions. In furtherance of the foregoing and subject to applicable Law, Monaker shall confer with the Axion Creditors, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of the business of Monaker, except as set forth in Section 6.2 of the Monaker Disclosure Schedule. Any of the obligations of Monaker as set forth in this Section 6.1 may be waived with the written consent of the Axion Creditors.

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Section 6.2         Restrictions on Conduct of Business. Without limiting the generality of the terms of Section 6.1 hereof, except as required by the terms hereof, except as to Monaker, as set forth in Section 6.2 of the Monaker Disclosure Schedule, and except as otherwise consented to in writing by Axion Creditors, which shall not be unreasonably withheld, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Monaker shall not do any of the following, where applicable:

(a)         except as required by applicable Law, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)         enter into any partnership arrangements, joint development agreements or strategic alliances, other than in the Ordinary Course of Business;

(c)         increase the compensation or fringe benefits of, or pay any bonuses or special awards to, any present or former director, officer, stockholder or employee of Monaker (except for increases in salary or wages in the Ordinary Course of Business) or increase any fees to any independent contractors; (ii) grant any severance or termination pay to any present or former director, officer or employee of Monaker; (iii) enter into, amend or terminate any employment Contract, independent contractor agreement or collective bargaining agreement, written or oral; or (iv) establish, adopt, enter into, amend or terminate any bonus, profit sharing, incentive, severance, or other plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan if it were in existence as of the date of this Agreement, except as required by applicable Law;

(d)        except as contemplated by this Agreement, approved by the Axion Creditors, or pursuant to agreements in place at the time this Agreement is entered into, issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of Monaker, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of Monaker, or enter into other Contracts or commitments of any character obligating it to issue any such shares of capital stock of Monaker or securities convertible into, or exercisable or exchangeable for, shares of capital stock of Monaker;

(e)         cause, permit or propose any amendments to any Monaker Organizational Documents;

(f)          acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, joint venture, association, business trust or other business enterprise or entity, or otherwise acquire or agree to acquire any assets other than in the Ordinary Course of Business;

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(g)         adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(h)         except as required by applicable Law, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the Ordinary Course of Business with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee other than in the Ordinary Course of Business, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers;

(i)          except in the Ordinary Course of Business, modify, amend or terminate any Contract to which Monaker is a party, or waive, delay the exercise of, release or assign any rights or claims thereunder;

(j)          sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the Ordinary Course of Business;

(k)         (i) incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Monaker, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for endorsements and guarantees for collection, short-term borrowings and lease obligations, in each case incurred in the Ordinary Course of Business; or (ii) make any loans, advances or capital contributions to, or investment in, any other Person;

(l)          pay, discharge or satisfy any claims (including claims of stockholders), Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with their terms as in effect on the date hereof, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing License, Contract or other document, other than in the Ordinary Course of Business;

(m)        change any financial reporting or accounting principle, methods or practices used by it unless otherwise required by applicable Law or GAAP;

(n)         settle or compromise any litigation (whether or not commenced prior to the date of this Agreement);

(o)         (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Monaker or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

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(p)         enter into any transaction with any of its directors, officers, stockholders, or other Affiliates;

(q)         make any capital expenditure in excess of $100,000, which shall exclude any acquisitions or legal matters;

(r)          (i) grant any license or sublicense of any rights under or with respect to any Intellectual Property; (ii) dispose of or let lapse and Intellectual Property, or any application for the foregoing, or any license, permit or authorization to use any Intellectual Property; or (iii) amend, terminate any other Contract, license or permit to which Monaker is a party;

(s)         make, or permit to be made, without the prior written consent of the other Party any material Tax election which would affect Monaker; or

(t)          commit to or otherwise to take any of the actions described in this Section 6.2.

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1         Access to Information. Monaker shall afford Stockholders and Axion Creditors, their accountants, counsel and other representatives, reasonable access, during normal business hours, to the properties, books, records and personnel of such Party at any time prior to the Closing in order to enable Stockholders and Axion Creditors to obtain all information concerning the business, assets and properties, results of operations and personnel of Monaker as Stockholders and Axion Creditors may reasonably request. No information obtained in the foregoing investigation by a Party pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

Section 7.2         Legal Requirements. The Parties shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other Parties to the extent necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

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Section 7.3         Notification of Certain Matters. Stockholders and Axion Creditors shall give prompt notice to Monaker, and Monaker shall give prompt notice to the Stockholders and Axion Creditors, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at the Closing, such that the conditions set forth in Article IX hereof, as the case may be, would not be satisfied or fulfilled as a result thereof; or (b) any material failure of any Stockholders or Axion Creditors or Monaker, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the rights and remedies available hereunder to the Party receiving such notice.

Section 7.4         Acquisition Proposals.

(a)         From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, neither Monaker nor any representative of Monaker will, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Competing Transaction Proposal from any Person other than Stockholders and Axion Creditors and HotPlay, or the stockholders of HotPlay (a “Third Party”) or take any action that could reasonably be expected to lead to a Competing Transaction Proposal; (ii) furnish any information regarding Monaker to any Third Party in connection with or in response to a Competing Transaction Proposal or an inquiry or indication of interest; (iii) engage in or continue any discussions or negotiations with any Third Party with respect to any Competing Transaction Proposal; (iv) approve, endorse or recommend any Competing Transaction Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction Proposal.

(b)         Concurrently with the execution of this Agreement, Monaker shall (i) immediately cease and cause to be terminated any existing discussions with any Person that relate to any Competing Transaction Proposal; and (ii) cause any physical or virtual data room containing any such information to no longer be accessible to or by any Person other than Stockholders and Axion Creditors and their respective representatives.

Section 7.5         Monaker Stockholders’ Meeting.

 (a)      Monaker shall take all action necessary and within its powers under applicable law to call, give notice of and hold a meeting (such meeting, the “Stockholders’ Meeting”) of the holders of Monaker Common Stock to vote on, among other things, (i) the issuance of the Monaker Shares, Monaker Creditor Warrants, and the Monaker Common Stock issuable upon exercise thereof, to the Stockholders and Axion Creditors, as applicable, pursuant to the terms of this Agreement, and (ii) the Charter Amendments (collectively, the “Stockholder Approval Matters”). The Stockholders’ Meeting shall be held as promptly as practicable after the Clearance Date and the mailing of the Proxy Statement to Monaker’s stockholders. Monaker shall utilize commercially reasonable best efforts to ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable laws.

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(b)         Monaker agrees that, subject to Section 7.5(c): (i) the Board of Directors of Monaker shall recommend that the holders of Monaker Common Stock vote to approve the Stockholder Approval Matters and shall use commercially reasonable efforts to promptly solicit such approval, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Monaker recommends that Monaker’s stockholders vote to approve the Stockholder Approval Matters (the recommendation of the Board of Directors of Monaker that Monaker’s stockholders vote to approve the Stockholder Approval Matters being referred to as the “Board Recommendation”); and (iii) the Board Recommendation shall not be withdrawn or modified in a manner adverse to Monaker, and no resolution by the Board of Directors of Monaker or any committee thereof to withdraw or modify the Board Recommendation in a manner adverse to Monaker shall be adopted or proposed.

(c)         Notwithstanding anything to the contrary contained herein, at any time prior to the approval of the Stockholder Approval Matters by Monaker’s stockholders, the Board of Directors of Monaker may withhold, amend, withdraw or modify the Board Recommendation in a manner adverse to the Stockholders if, but only if the Board of Directors of Monaker determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable law; provided, that the Stockholders and Axion Creditors receive written notice from Monaker confirming that the Board of Directors of Monaker has determined to change its recommendation at least two (2) Business Days in advance of the Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Monaker (the “Right to Withdraw the Recommendation”). In any instance where the Board of Directors of Monaker exercises its Right to Withdraw the Recommendation, the, with the consent of the Required Stockholders, will have the option to terminate this Agreement.

(d)         Monaker’s obligation to call, give notice of and hold the Stockholders’ Meeting in accordance with Section 7.5(a) shall not be limited or otherwise affected by any withdrawal or modification of the Board Recommendation.

(e)         Nothing contained in this Agreement shall prohibit Monaker or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Monaker or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Monaker is unable to take a position with respect to the bidder’s tender offer unless the Board of Directors of Monaker determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable law. Monaker shall not withdraw or modify in a manner adverse to Monaker or the Stockholders, the Board Recommendation, unless specifically permitted pursuant to the terms of Section 7.5(c).

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Section 7.6         Proxy Statement; Listing.

 (a)        As promptly as practicable after the date hereof, the Parties hereto shall prepare and Monaker shall cause to be filed with the SEC, promptly after the financial statements of Axion (to the extent required)(and to the further extent required, Axion) have been provided to Monaker by the Stockholders and Axion Creditors, which conform to the requirements of Regulation S-X (for filing in the Proxy Statement), the Proxy Statement. Monaker shall use commercially reasonable best efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and the Principal Market, to respond promptly to any comments of the SEC or the Principal Market or their respective staff and to clear comments, if any, on the Proxy Statement as promptly as practicable after it is filed with the SEC. Monaker shall also use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Monaker as promptly as practicable after the Clearance Date. If at any time prior to the Closing Date any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, Monaker shall prepare and shall file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Monaker shall use commercially reasonable efforts to cause the Proxy Statement to clear comments with the SEC.

(b)         Each of the Stockholders and Axion Creditors, individually, shall reasonably cooperate with Monaker and promptly provide, and require its representatives, advisors, accountants and attorneys to promptly provide, Monaker and its representatives, advisors, accountants and attorneys, with all such information regarding such party as is required by law to be included in the Proxy Statement or reasonably requested from Monaker to be included in the Proxy Statement. The Axion Creditors and their representatives will be given a reasonable opportunity to be involved in the drafting of the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC. Following the Clearance Date, Monaker shall use its commercially reasonable best efforts to file any amendments or supplements to the Proxy Statement required by applicable law.

 (c)        Monaker will use its commercially reasonable best efforts to cause the Monaker Shares to be issued in connection with the Share Exchange, to be approved for listing on the Principal Market and to continue to trade on the Principal Market following the Closing.

 (d)        Except as required by law or as Monaker and Required Stockholders may mutually agree, Monaker shall not adjourn or postpone the Stockholders’ Meeting beyond the date on which the Stockholders’ Meeting was (or was required to be) originally scheduled; provided that Monaker shall be permitted to adjourn or postpone the Stockholders’ Meeting if as of the time for which such meeting is originally scheduled there are insufficient shares of Monaker Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

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(e)         The Proxy Statement shall include the information required by Rule 14f-1 of the Exchange Act.

 Section 7.7       Updates to Disclosure Schedule. The Parties shall supplement their respective Disclosure Schedules prior to the Closing by delivery to the other Parties, at least five (5) days prior to the Closing Date of any such supplement (a “Disclosure Supplement”). Each Disclosure Supplement shall be in writing and shall be delivered in accordance with this Agreement. Unless the existence of any matter set forth in any such Disclosure Supplement which was not disclosed at the time of the signing of this Agreement (a “New Matter”) would have a Material Adverse Effect, the Disclosure Schedule referred to herein shall be deemed amended and supplemented as of the Closing Date by all information including, without limitation, any New Matter set forth in any Disclosure Supplement and the warranties and representations of the Parties herein shall be deemed amended) and supplemented by all such information set forth in each Disclosure Supplement. In such event all references to Disclosure Schedule shall include all Disclosure Supplements. To the extent that the existence of any New Matter would have a Material Adverse Effect, the Parties, as applicable, shall have the right hereunder (a) to terminate this Agreement by written notice pursuant to Sections 10.1(f) or 10.1(g), as applicable, within five (5) days after receipt of the Disclosure Supplement which includes the New Matter, but prior to the Closing or (b) to consummate the transactions contemplated hereby.

Section 7.8        Subsequently Delivered Disclosure Schedule. Stockholders and Axion Creditors agree and acknowledge that Monaker has delivered the Monaker Disclosure Schedule as of the Parties’ entry into this Agreement. Monaker acknowledges that Stockholders and Axion Creditors have not delivered their full Disclosure Schedules as of the date of this Agreement. Stockholders and Axion Creditors shall deliver to Monaker a true, accurate and complete copies of the full Stockholders Disclosure Schedule and Axion Creditor Disclosure Schedule as required pursuant to the introductory paragraph of Articles III and IV above within ten (10) days of the date of this Agreement (the “Subsequently Delivered Disclosure Schedule”). Within five (5) Business Days following such delivery, Monaker shall provide Stockholders and Axion Creditors with written notice (the “Initial Disclosure Objection Notice”) of any concerns or objections to any matters disclosed in the Subsequently Delivered Disclosure Schedule, including anything which (A) has, or could reasonably be expected to have, a Material Adverse Effect with respect to Axion, (B) results in any representation, warranty or covenant made herein by Stockholders or Axion Creditors being materially incorrect or misleading at the time it was made, (C) departs materially, from any written or oral disclosures relating to Stockholders, Axion or Axion Creditors (or their financial statements, liabilities, agreements, litigation, assets, operations or prospects) which has been provided by Stockholders or Axion Creditors, or their representatives, to Monaker or its representatives, prior to the date of this Agreement, or (D) materially affects the ability of Stockholders or Axion Creditors to complete the transactions contemplated herein. Upon receipt of an Initial Disclosure Objection Notice, the Parties shall negotiate in good faith to resolve those matters raised in the Initial Disclosure Objection Notice, including amendments to this Agreement as agreed to and to the extent warranted and deemed necessary by Monaker. If, after good faith negotiations, the Parties are unable to resolve those matters raised in the Initial Disclosure Objection Notice no later than twenty (20) days from the Initial Disclosure Objection Notice (the “Disclosure Schedule Cure Period”), this Agreement may be terminated by Monaker as set forth in Section 10.1(g) hereof. If Monaker does not provide an Initial Disclosure Objection Notice within five (5) Business Days of the receipt of the Subsequently Delivered Disclosure Schedule, Monaker will be deemed to have waived any objection to that specific matter disclosed in the Subsequently Delivered Disclosure Schedule, unless such disclosure is discovered or uncovered later to be false or misleading in any material respect, effective as of such date.

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Section 7.9.        Cease Trade Order. The Stockholders and Axion Creditors shall promptly take commercially reasonable efforts to cure Axion’s Cease Trade Order currently in place with the British Columbia Securities Commission.

ARTICLE VIII.
POST CLOSING COVENANTS

Section 8.1         General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 8.2         Public Announcements. Monaker shall file with the SEC a Form 8-K, describing the material terms of the transactions contemplated hereby as soon as practicable after the date of this Agreement, but in no event more than four (4) business days following the date hereof. Prior to the Closing Date, Monaker, Stockholders and Axion Creditors (each a “Material Party”) shall consult with each other in issuing the Form 8-K and any press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and no Party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other Material Parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, in which case the disclosing Party shall provide the other Material Parties with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reason incorporated into such public statement, filing or other communication the reasonable comments of the other Material Parties.

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ARTICLE IX.
CONDITIONS TO CLOSING

Section 9.1         Conditions to Closing.

(a)         Conditions to Obligation of the Parties Generally. The Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any Action shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority; or (iii) there is no consummation of all required definitive instruments and agreements, including, but not limited to, this Agreement and applicable British Columbia Securities Commission and SEC filings in forms reasonably acceptable to Monaker and the Axion Creditors.

(b)        Contemporaneous Acquisition of HotPlay Shares. At, or simultaneously with, the Closing, various shareholders of entities which own shares representing 100% of HotPlay, which in turn shall own the economic and voting rights to 99.8% of HotPlay (Thailand) Company Limited (the “HotPlay Stockholders”) shall exchange ownership of such HotPlay Stockholders shares in exchange for Monaker Common Stock pursuant to a separate Share Exchange Agreement to be entered into with such holders on or around the date hereof, the terms of which shall be reasonably acceptable to the Axion Creditors.

(c)         Principal Market Listing. In the event the Principal Market determines that the Share Exchange (or any other related transaction or transactions) constitutes, or will constitute, a “back-door listing”/“reverse merger”, the parties shall cooperate in good faith to ensure that the Combined Company (and its common stock) qualifies for initial listing on the Principal Market, pursuant to the applicable guidance and requirements of the Principal Market as of the Closing.

(d)         Monaker Stockholders’ Meeting. Monaker shall have held the Stockholders’ Meeting and received the approval of its stockholders for the Stockholder Approval Matters.

(e)         British Columbia Cease Trade Order. Axion will need to have cured its Cease Trade Order currently in place with the British Columbia Securities Commission prior to Closing.

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Section 9.2         Conditions to Obligation of Stockholders and Axion Creditors. The obligations of Stockholders and Axion Creditors to close the transactions contemplated herein and perform their respective obligations under this Agreement are subject, at the option of Stockholders and Axion Creditors, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Stockholders and Axion Creditors in writing:

(a)         The representations and warranties of Monaker set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at the Closing Date;

(b)         Monaker shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)         No action, suit, or proceeding shall be pending or, to the Knowledge of Monaker, threatened before any Governmental Authority wherein an Order or charge would (i) affect adversely the right of the Stockholders to own the Monaker Shares; or (ii) affect adversely the right of Monaker to own its assets or to operate its business (and no such Order or charge shall be in effect), nor shall any Law or Order which would have any of the foregoing effects have been enacted or promulgated by any Governmental Authority;

(d)         No event, change or development shall exist or shall have occurred since Monaker’s Most Recent Fiscal Year End that has had or is reasonably likely to have a Material Adverse Effect on Monaker;

(e)         All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Monaker for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by Monaker and Monaker shall have delivered proof of same to Stockholders and Axion Creditors;

(f)          Monaker shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date;

(g)         Monaker shall have maintained its status as a company whose common stock is quoted on the Principal Market, and no reason shall exist as to why such status shall not continue immediately following the Closing;

(h)         Trading in the Monaker Common Stock shall not have been suspended by the SEC or any regulatory body at any time since the date of execution of this Agreement;

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(i)          Monaker shall have obtained the eligibility of the Monaker Shares for clearance and settlement through DTC and no reason shall exist as to why such DTC eligibility shall not continue immediately following the Closing;

(j)          Monaker shall have delivered to Stockholders and Axion Creditors a certificate, dated the Closing Date, executed by an officer of Monaker, certifying the satisfaction of the conditions specified in Sections 9.2(a) through 9.2(i), inclusive, relating to Monaker;

(k)         Monaker shall have delivered to Stockholders and Axion Creditors a certificate duly executed by the Secretary of Monaker and dated as of the Closing Date, as to the resolutions as adopted by Monaker’s board of directors, in a form reasonably acceptable to Stockholders and Axion Creditors, approving this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby; and

(l)          All actions to be taken by Monaker in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to affect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Stockholders and Axion Creditors.

Section 9.3         Conditions to Obligation of Monaker. The obligations of Monaker to close the transactions contemplated hereby and perform its obligations under this Agreement at Closing, are subject, at the option of Monaker, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Monaker in writing:

(a)         The representations and warranties of Stockholders and Axion Creditors set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at the Closing Date;

(b)         Stockholders and Axion Creditors shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

(c)         No action, suit, or proceeding shall be pending or, to the Knowledge of Monaker, threatened before any Governmental Authority wherein an Order or charge would (i) affect adversely the right of the Stockholders or Axion Creditors to own the Monaker Shares (Cern One to own the Monaker Creditor Warrants); or (ii) affect adversely Monaker’s ability to close the transactions contemplated herein;

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(d)         No event, change or development shall exist or shall have occurred since Axion’s most recent fiscal year end that has had or is reasonably likely to have a Material Adverse Effect on Axion;

(e)         All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Stockholders and Axion Creditors for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by Stockholders and Axion Creditors and Stockholders and Axion Creditors shall have delivered proof of same to Monaker;

(f)          All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Stockholders and Axion Creditors for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by Stockholders and Axion Creditors shall have delivered proof of same to Monaker;

(g)         Stockholders and Axion Creditors shall have delivered to Monaker a certificate, dated the Closing Date, executed by an officer of Stockholders and Axion Creditors, certifying the satisfaction of the conditions specified in Sections 9.3(a) through 9.3(f), inclusive, relating to Stockholders and Axion Creditors;

(h)         Each of the Stockholders and Axion Creditors shall have delivered to Monaker a signed Certification and Stock Registration Form;

(i)          Each of the management and directors of Monaker shall have entered into an indemnification agreement with Monaker providing for indemnification rights in reasonable form to such management and directors;

(j)          Stockholders and Axion Creditors shall have delivered to Monaker a certificate duly executed by the Secretary of Stockholders and Axion Creditors and dated as of the Closing Date, as to the resolutions as adopted by Stockholders and Axion Creditors’ board of directors, in a form reasonably acceptable to Monaker, approving this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby; and

(k)         All actions to be taken by Stockholders and Axion Creditors in connection with consummation of the transactions contemplated hereby and all payments, certificates, opinions, instruments, and other documents required to affect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Monaker.

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(l)          The Axion Creditors shall have delivered to Monaker documentation, reasonably acceptable to Monaker, confirming the outstanding Axion Debt, and the assignment of such Axion Debt and Axion Debt Documents to Monaker. The amount of such Axion Debt shall be no less than, or more than, $7,757,024, unless otherwise agreed to by Monaker in writing.

(m)        The transactions contemplated by the HotPlay Share Exchange Agreement shall have closed, or shall close contemporaneously with this Closing.

(n)         The Transferred Shares shall represent no less than 30% of Axion’s outstanding shares of capital stock at Closing.

ARTICLE X.
TERMINATION

Section 10.1       Grounds for Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)         by the written agreement of Monaker, Stockholders and Axion Creditors;

(b)         by Stockholders and Axion Creditors (by written notice of termination from Stockholders and Axion Creditors to Monaker, in which reference is made to this subsection) if the Closing has not occurred on or prior to the Termination Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Stockholders or Axion Creditors to perform any material obligation to be performed by Stockholders and Axion Creditors pursuant to this Agreement at or prior to the Closing;

(c)         by Monaker (by written notice of termination from Monaker to Stockholders and Axion Creditors, in which reference is made to this subsection) if either (i) Monaker terminates the HotPlay Share Exchange Agreement pursuant to its terms prior to Closing; or (ii) the Closing has not occurred on or prior to the Termination Date, unless the failure of the Closing to have occurred by such Termination Date is attributable to a failure on the part of Monaker to perform any material obligation required to be performed by Monaker pursuant to this Agreement at or prior to the Closing;

(d)         by Monaker or Stockholders and Axion Creditors (by written notice of termination from such Party to the other Party) if a Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order, or shall have taken any other action having the effect of, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

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(e)         by Monaker, Stockholders or the Axion Creditors (by written notice of termination from such Party to the other Parties) if any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to perform its obligations hereunder (including, but not limited to any termination of the Axion Share Exchange Agreement), unless the occurrence of such event shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party at or prior to the Closing;

(f)         by Stockholders or the Axion Creditors (by written notice of termination from Stockholders to Monaker, in which reference is made to this subsection) if, (i) since the date of this Agreement, there shall have occurred any Material Adverse Effect on Monaker, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to Monaker;

(g)         by Monaker (by written notice of termination from Monaker to Stockholders and Axion Creditors, in which reference is made to this subsection) if, (i) since the date of this Agreement, there shall have occurred any Material Adverse Effect Axion, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to Axion; or (ii) the Subsequently Delivered Disclosure Schedules disclose anything which (A) has, or could reasonably be expected to have, a Material Adverse Effect with respect to Axion, (B) results in any representation, warranty or covenant made herein by Stockholders or Axion Creditors being materially incorrect or misleading at the time it was made, (C) departs materially, from any written or oral disclosures relating to Stockholders, Axion or Axion Creditors (or their financial statements, liabilities, agreements, litigation, assets, operations or prospects) which has been provided by Stockholders or Axion Creditors, or their representatives, to Monaker or its representatives, prior to the date of this Agreement, or (D) materially affects the ability of Stockholders or Axion Creditors to complete the transactions contemplated herein;

(h)         by Stockholders and Axion Creditors (by written notice of termination from Stockholders and Axion Creditors to Monaker, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Monaker’s representations and warranties shall have been materially inaccurate as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.2(a) would not be satisfied and such inaccuracy has not been cured by Monaker within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, (ii) any of Monaker’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.2(b) would not be satisfied; or

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(i)          by Monaker (by written notice of termination from Monaker to Stockholders and Axion Creditors and the Axion Creditors, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Stockholders’ or Axion Creditors’ representations and warranties shall have been materially inaccurate as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.3(a) would not be satisfied and such inaccuracy has not been cured by Stockholders or Axion Creditors within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or (ii) any of Stockholders’ and Axion Creditors’ covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.3(b) would not be satisfied.

Section 10.2       Procedure and Effect of Termination. In the event of the termination of this Agreement by Monaker, Stockholders or the Axion Creditors pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other two Parties. If this Agreement is terminated as provided herein (a) each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel; and (b) all filings, applications and other submission made by any Party to any Person, including any Governmental Authority, in connection with the transactions contemplated hereby shall, to the extent practicable, be withdrawn by such Party from such Person.

Section 10.3       Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Article XI; (b) Sections 3.6, 4.8 and 5.10 hereof relating to brokers’ fees or commissions; and (iv) Section 10.2 and this Section 10.3.

ARTICLE XI.
SURVIVAL; INDEMNIFICATION

Section 11.1       Survival. All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing, and for a period of one (1) year, after which they shall be of no further force and effect. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

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Section 11.2       Indemnification.

(a)       From and after the execution of this Agreement, Monaker shall indemnify and hold harmless the Stockholders and Axion Creditors Indemnified Parties, from and against any all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Damages”) arising, directly or indirectly, from or in connection with: (i) any breach (or alleged breach) of any representation or warranty made by Monaker in this Agreement or any Transaction Document or in any certificate delivered by Monaker pursuant to this Agreement; or (ii) any breach (or alleged breach) by Monaker of any covenant or obligation of Monaker in this Agreement or any Transaction Document required to be performed by Monaker on or prior to the Closing Date or by Monaker after the Closing Date.

(b)        From and after the execution of this Agreement, Stockholders and Axion Creditors, severally and not jointly, shall indemnify and hold harmless the Monaker Indemnified Parties, from and against any all Damages arising, directly or indirectly, from or in connection with: (i) any breach (or alleged breach) of any representation or warranty made by Stockholders and Axion Creditors in this Agreement or any Transaction Document or in any certificate delivered by Stockholders or Axion Creditors pursuant to this Agreement; or (ii) any breach (or alleged breach) by Stockholders or Axion Creditors of any covenant or obligation of Stockholders or Axion Creditors or the Stockholders in this Agreement or any Transaction Document required to be performed by Stockholders or Axion Creditors on or prior to the Closing Date or Stockholders or Axion Creditors after the Closing Date.

Section 11.3       Matters Involving Third Parties. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnifying Party”) under this Article XI, an indemnified party (“Indemnified Party”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of any such action (including, but without limitation, tax audits), provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor's reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

Section 11.4       Exclusive Remedy. The Parties acknowledge and agree that the indemnification provisions in this Article XI shall be the exclusive remedies of the Parties with respect to the transactions contemplated by this Agreement, other than for fraud and willful misconduct.

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ARTICLE XII.
MISCELLANEOUS PROVISIONS

Section 12.1       Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 12.2       Confidentiality.

(a)         The Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party; (ii) the use of such information is necessary or appropriate in making any required filing with the SEC, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)           In the event that any Party is required to disclose any information of another Person pursuant to clause (ii) or (iii) of Section 12.2(a) above, the Party requested or required to make the disclosure (the “disclosing party”) shall provide the Person that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective Order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.2. If, in the absence of a protective Order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective Order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c)         If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties, subject to customary backup and related procedures relating to such information.

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Section 12.3       Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 12.3, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 12.3, but which acknowledgement of acceptance shall include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable party or parties at the address specified below, subject to notice of changes thereof from any party with at least ten (10) business days’ notice to the other parties. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following physical and email addresses as applicable:

If to Monaker to:	2893 Executive Park Dr., Suite 201
Weston, Florida 33331
Attention: Bill Kerby, CEO
Email: bkerby@monakergroup.com

If to Axion Creditors or
the Stockholders to:	3215 S. Ocean Blvd., Apt 3
Highland Beach, FL 33487
Attention: J. Todd Bonner
Email: bantau@protonmail.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Section 12.4       Further Assurances. The Parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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Section 12.5       Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.6       Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

Section 12.7       Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as set forth in Article XI hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.8       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.9       Section Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

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Section 12.10     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 12.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, electronic delivery, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic copy, or “.pdf” signature page were an original thereof.

Section 12.12     Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.13 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 12.13    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to conflicts of Laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Broward County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.3. Nothing in this Section 12.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

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Section 12.14    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15      Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURES BEING ON IMMEDIATELY FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MONAKER:

MONAKER GROUP, INC.
a Nevada corporation

By:	/s/ William Kerby

Name:	William Kerby

Title:	CEO

STOCKHOLDERS:

Uniq Ventures

By:	/s/ Michael Fawdry

Name:	Michael Fawdry

Title:	Sole Director

Uniq Other Vendors

By:	/s/ Michael Fawdry

Name:	Michael Fawdry

Title:	Sole Director

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Cern One Limited

By:	/s/ Nithinan Boonyawattanapisut

Name:	Nithinan Boonyawattanapisut

Title:	Sole Director

CC Asia Pacific Ventures Ltd.

By:	/s/ Chen Chung Hong

Name:	Chen Chung Hong

Title:	Sole Director

/s/ Michael Bonner
Michael Bonner, an individual

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AXION CREDITORS:

/s/ Nithinan Boonyawattanapisut
Nithinan Boonyawattanapisut,
an individual

/s/ John Todd Bonner
John Todd Bonner,
an individual

Red Anchor Trading Corporation

By:	/s/ Nithinan Boonyawattanapisut

Name:	Nithinan Boonyawattanapisut

Title:	Authorized Director

Cern One Limited

By:	/s/ Nithinan Boonyawattanapisut

Name:	Nithinan Boonyawattanapisut

Title:	Sole Director

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SCHEDULE 1.1

Stockholder	Number of Axion Shares Exchanging
Uniq Ventures	23,585,984
Uniq Other Vendors	11,102,114
Cern One Limited	18,167,682
CC Asia Pacific Ventures Ltd.	14,197,708
Michael Bonner	5,039,870

Axion Creditors	Amount of Debt being Exchanged
Cern One	$1,000,000
Cern One	$73,000
Cern One	$800,000
Cern One	$140,000
Red Anchor Trading Corp. Limited	$5,060,561
Nithinan Boonyawattanapisut	$628,462
John Todd Bonner	$55,000

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EXHIBIT A

CERTIFICATE OF ACCREDITED INVESTOR STATUS

In connection with the undersigned’s entry into a Share Exchange Agreement (the “Share Exchange Agreement”) with Monaker Group, Inc. (“Monaker”) and certain stockholders and creditors of Axion Ventures Inc., among other parties, the undersigned confirms that he, she or it, is an “accredited investor,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), as of the date of the undersigned’s entry into this Certificate of Accredited Investor Status, which representations shall be automatically re-confirmed on the Closing Date (as defined in the Share Exchange Agreement).

The undersigned has initialed the line below indicating the basis on which he, she or it is representing his, her or its status as an “accredited investor”. Monaker and its attorneys and representatives shall be able to rely on this Certificate of Accredited Investor Status for any and all purposes. The undersigned confirms, acknowledges and agrees that he, she or it, is an “accredited investor”, due to the fact that he, she or it is:

_______	a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

_______	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______	an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

_______	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of this purchase exceeds $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Subscription Date, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the Subscription Date;

_______	a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. “Income” for this purpose is computed by adding the following items to adjusted gross income for federal income tax purposes: (a) the amount of any tax-exempt interest income received; (b) the amount of losses claimed as a limited partner in a limited partnership; (c) any deduction claimed for depletion; (d) deductions for alimony paid; (e) deductible amounts contributed to an IRA or Keogh retirement plan; and (f) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code;

_______	an entity (other than a trust) in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards; or

A revocable trust (please initial as/if appropriate):

_______	That has more than $5 million in assets, not formed for the purpose of acquiring the shares, and its trustee is a sophisticated person (under Rule 501(a)(7))[1]; OR

_______	And the trustee or co-trustee of the trust is a bank, insurance company, registered investment company, business development company, or small business investment company (under Rule 501(a)(1), C&DI Question 255.20, and the Nemo Capital Partners L.P. no-action letter (Mar. 11, 1987)); OR

_______	And the trust may be amended or revoked at any time by the grantor(s), the tax benefits of investments made by the trust pass through to the grantor(s), and each grantor is an “accredited investor” (as an entity in which all of the “equity owners” are an accredited investor) (under Rule 501(a)(8), C&DI Question 255.21); or

An irrevocable trust (please initial as/if appropriate):

_______	That has more than $5 million in assets, was not formed for the purpose of investing in the Purchaser, and its trustee is a sophisticated person[1] (under Rule 501(a)(7)); OR

_______	And trustee or co-trustee of the trust is a bank, insurance company, registered investment company, business development company, or small business investment company (under Rule 501(a)(1)); OR

1 A “sophisticated person” is a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of a prospective investment.

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_______	Each grantor is an “accredited investor” and is considered an “equity owner” because the trust has the following characteristics:

•	The trust is a grantor trust for federal income tax purposes and the grantor(s) is the sole funding source; AND
•	The grantor would be taxed on all income of the trust and would be taxed on the sale of trust assets; AND
•	The grantor(s) is the trustee with sole investment discretion; AND
•	The entire amount of the grantor’s contribution plus a rate of return would be paid to the grantor prior to any other payments; AND
•	The trust was established by the grantor for estate planning purposes; AND
•	Creditors of the grantor(s) would be able to reach the grantor’s interest in the trust (under Rule 501(a)(8), C&DI Question 255.24, the Herbert S. Wander no-action letter (Nov. 25, 1983), and the Herrick, Feinstein LLP no-action letter (Jan. 5, 2001)).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status on July 22, 2020.

Name:
By:
Signature

Printed Name of Signatory (if entity):

Title:
(required for any stockholder that is a corporation, partnership, trust or other entity)

If joint ownership, both parties should sign above.

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EXHIBIT B

STOCK REGISTRATION FORM

(CHECK ONE):

INDIVIDUAL OWNERSHIP (one signature required)

TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

CORPORATION (please include a certified corporate resolution authorizing signature)

LIMITED LIABILITY COMPANY (please include a certified corporate resolution authorizing signature)

_________________________

Please print here the exact name (registration)

Such Person desires to appear in the records of Monaker Group, Inc.

_________________________

Please print here the exact address

Such Person desires to appear in the records of Monaker Group, Inc.

Signature:

By:

Printed Name:

If on behalf of Entity:

Entity Name: ___________________

Signatory’s Position with Entity: ___________________

Beneficial Owner(s) of Securities To Be Owned by Entity: _____________________

Address:

SS#/Tax Id Number:

Telephone Number:

Email:

EXHIBIT C

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES.

Warrant No.: [___________]	Number of Shares: [___________]

Warrant Date: [___________]

MONAKER GROUP, INC.
COMMON STOCK PURCHASE WARRANT

1.

Issuance. For value received, the receipt of which is hereby acknowledged by Monaker Group, Inc., a Nevada corporation (the “Company”), [_________________], or registered assigns (the “Holder”), is hereby granted the right to purchase, at any time after the Vesting Date, and until the close of business on July___, 2023 (the “Expiration Date”), [___________] ([___________]), subject to adjustment upon certain events as described in greater detail below, fully paid and nonassessable shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), at an exercise price of $2.00 per share (the “Exercise Price”). The “Vesting Date” shall be the earlier of (a) the date that the Axion Debt (as such term is defined in the Share Exchange Agreement which this Common Stock Purchase Warrant forms Exhibit C to, as amended from time to time, by and between Monaker Group, Inc., and certain stockholders and creditors of Axion Ventures, Inc. (“Axion”)) is fully repaid, provided that such Axion Debt is fully paid within twelve (12) months of the Warrant Date; and (b) the Date that Monaker obtains 51% or more of the voting control of, and economic rights to, Axion within twelve (12) months of the Warrant Date.

2.

Procedure for Exercise. Upon surrender of this Warrant with the annexed Notice of Exercise Form duly executed, together with (a) payment in cash of the aggregate Exercise Price for the shares of Common Stock purchased, or (b) pursuant to a cashless exercise as descried below in Section 3, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. This Warrant may be exercised in whole or in part after the Vesting Date. On any such partial exercise, provided the Holder has surrendered the original Warrant, the Company will issue and deliver to the order of the Holder a new Warrant of like tenor, in the name of the Holder, for the whole number of shares of Common Stock for which such Warrant may still be exercised.

3.

Cashless Exercise. If at any time the Holder proposes to exercise this Warrant or any portion hereof after the Vesting Date, and the Closing Sales Prices (as defined below) is more than the Exercise Price, then this Warrant may be exercised by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of shares of Common Stock upon exercise hereof equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the average of the Closing Sales Prices on the five (5) Trading Days immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” (the “Closing Sales Prices”) as set forth in the applicable Exercise Notice;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of the applicable portion of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

For the purposes of this Section 3:

“Closing Sales Price” means the last sales price of the Common Stock on the Principal Market as reported by NASDAQ.com (or a comparable reporting service of national reputation) (collectively, “NASDAQ.com”), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by NASDAQ.com, or, if no such price is reported for such security by NASDAQ.com, the average of the bid prices of all market makers for such security as reported in the “pink sheets” market maintained by OTC Market Group, in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date that was a Trading Day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined in the reasonable discretion of the Board of Directors of the Company.

“Principal Market” means initially the Nasdaq Capital Market, and shall also include the NYSE American, New York Stock Exchange, the NASDAQ National Market, the OTCQB Market, the OTCQX Market, or the OTC Pink Market, or any successor or subsequent market or exchange, which is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

Monaker Group, Inc. Common Stock Purchase Warrant [________] Page 2 of 7

4.

No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional Warrant Shares the Company shall issue an additional share of Common Stock to the Holder or pay the Holder the fair market value of such fractional share, as determined in the reasonable discretion of the Board of Directors of the Company, in the Company’s sole discretion.

5.

Reservation of Shares. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance upon exercise hereof (the “Warrant Shares”). Any shares issuable upon exercise of this Warrant will be duly and validly issued, fully paid, non-assessable and free of all liens and charges and not subject to any preemptive rights and rights of first refusal.

6.

Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

7.

No Rights as Shareholder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

8.

Effect of Certain Transactions

8.1

Adjustments for Stock Splits, Stock Dividends Etc. If the number of outstanding shares of Common Stock of the Company are increased or decreased by a stock split, reverse stock split, stock dividend, stock combination, recapitalization or the like, the Exercise Price and the number of shares purchasable pursuant to this Warrant shall be adjusted proportionately so that the ratio of (i) the aggregate number of shares purchasable by exercise of this Warrant to (ii) the total number of shares outstanding immediately following such stock split, reverse stock split, stock dividend, stock combination, recapitalization or the like shall remain unchanged, and the aggregate purchase price of shares issuable pursuant to this Warrant shall remain unchanged.

8.2

Fundamental Transactions. If at any time the Company plans to sell all or substantially all of its assets or engage in a merger or consolidation of the Company in which the Company will not survive (other than a merger or consolidation with or into a wholly- or partially-owned subsidiary of the Company)(each a “Fundamental Transaction”), the Company will give the Holder of this Warrant advance written notice at least thirty (30) days prior to the planned closing of the Fundamental Transaction. If this Warrant or any part thereof is not exercised by the Holder prior to the date of the closing of the Fundamental Transaction, this Warrant or any unexercised portion thereof, shall expire and terminate effective upon such event.

Monaker Group, Inc. Common Stock Purchase Warrant [________] Page 3 of 7

9.

Transfer to Comply with the Securities Act. This Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) and has been issued to the Holder for investment and not with a view to the distribution of either this Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Securities Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Securities Act. Each certificate for this Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

10.

Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, or if mailed, two days after the date of deposit in the United States mails, as follows:

If to the Company, to:

Monaker Group, Inc.
Attn:

Email:

If to the Holder, to its address appearing on the Company’ records.

Any party may designate another address or person for receipt of notices hereunder by written notice given at least five (5) business days prior to the date such change will be effective, given to the other parties in accordance with this Section.

11.

Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the Company and the Holder hereof. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, agreements or understandings other than expressly contained herein.

12.

Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of Florida or in the federal courts located in Broward County, Florida. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

Monaker Group, Inc. Common Stock Purchase Warrant [________] Page 4 of 7

13.

Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.

Descriptive Headings. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.

Assignability. This Warrant or any part hereof may only be hereafter assigned by the Holder to an affiliate thereof executing documents reasonably required by the Company, subject to applicable law. Any such assignment shall be binding on the Company and shall inure to the benefit of any such assignee.

16.

Restrictions. By acceptance hereof, the Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant have restrictions upon their resale imposed by state and federal securities laws.

[Remainder of the page intentionally left blank; signature page follows.]

Monaker Group, Inc. Common Stock Purchase Warrant [________] Page 5 of 7

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the Warrant Date set forth above.

COMPANY:

MONAKER GROUP, INC.

By:
Name:
Title:

HOLDER:

[_____________________]

By:
Name:
Title:

Monaker Group, Inc. Common Stock Purchase Warrant [________] Page 6 of 7

NOTICE OF EXERCISE OF WARRANT

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Common Stock Purchase Warrant [________] issued by Monaker Group, Inc., a Nevada corporation (the “Company”) and held by the undersigned, _________ shares of Common Stock of the Company. Payment of the Exercise Price per Warrant Share required under the Warrant accompanies shall be made as follows (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 3, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 3.

The undersigned hereby represents and warrants that the undersigned is acquiring such Shares for his own account for investment purposes only, and not for resale or with a view to distribution of such Warrant Shares or any part thereof.

Date: ________, 20__

WARRANTHOLDER:

Signature:
Print Name:
Title:
Address:
Name in which Shares should be registered:

Monaker Group, Inc. Common Stock Purchase Warrant [________] Page 7 of 7